Exhibit 10.10

DELUXE	RESTRICTED STOCK UNIT
CORPORATION	AWARD AGREEMENT
(Bonus Deferral - US)

AWARDED TO	AWARD DATE	TOTAL NUMBER OF RESTRICTED STOCK UNITS

1.The Award. Deluxe Corporation, a Minnesota corporation (“Deluxe“), hereby grants to you as of the above Award Date the above number of restricted stock units (“Units”) on the terms and conditions contained in this Restricted Stock Unit Award Agreement (including the Addendum attached hereto, the “Agreement”), Deluxe’s 2017 Annual Incentive Plan (the “Annual Plan”) and Deluxe’s 2020 Long Term Incentive Plan (the “LTIP”), a copy of each of which has been provided to you. Pursuant to and in accordance with the Annual Plan, you have elected to receive all or a portion of your annual incentive award payment for the 2020 plan year (if and when declared and awarded,) in Units. Each Unit will entitle you to acquire one share of Deluxe common stock, par value $1.00 (“Common Stock”), when the restrictions applicable to each Unit expire or terminate as provided below. Any capitalized term used but not defined in this Agreement shall have the meaning given to the term in the LTIP as it currently exists or may hereafter be amended.

2.Restricted Period and Vesting. The Units are subject to the restrictions contained in this Agreement, the Annual Plan and the LTIP for the Restricted Period (as defined below). As used herein, “Restricted Period,” shall mean a period commencing on the Award Date and, subject to Section 4, ending on the second anniversary of the Award Date (the “Expiration Date”). Subject to Sections 4 and 5 below, on the Expiration Date the restrictions will lapse, and the Units will vest, so long as your service to Deluxe has not previously ended.

3.Restrictions. The Units shall be subject to the following restrictions during the Restricted Period:

(a) The Units shall be subject to forfeiture to Deluxe as provided in this Agreement, the Plan and the LTIP.

(b) The Units may not be sold, assigned, transferred or pledged during the Restricted Period. You may not transfer the right to receive the Units, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

(c) Shares of Common Stock to be issued in settlement of the Units will not be issued until the restrictions lapse and the Units vest.

(d) If cash or non-cash dividends or distributions are declared and paid by Deluxe with respect to its Common Stock, then at the same time that such dividends or distributions are paid to the shareholders you will have dividend equivalents credited to your account with respect to your Units. All such dividend equivalents shall be held by Deluxe until the Expiration Date, at which time Deluxe will pay you all such dividends and other distributions, less applicable income tax and social security tax withholding. Any dividend equivalent payments paid with respect to any Units shall be paid when, and only to the extent that, the underlying Units actually vest and are settled in shares of Common Stock. If the Units are forfeited, then all rights to such dividend and distribution payments shall also be forfeited. If you voluntarily resign or are terminated for Cause prior to the Expiration Date all dividend equivalents credited to your account with respect to your Units will be forfeited.

4.Acceleration of Vesting.

Except as provided below, your rights in and to the Units shall terminate on the termination date of your employment by any company in a group of companies consisting of Deluxe and its Affiliates, which is not followed by your immediate re-employment by any other member of said group, for any reason if that termination occurs prior to the Expiration Date. If your employment is terminated prior to the Expiration Date by action of Deluxe or any Affiliate other than for Cause (as hereinafter defined), you will receive a payment from Deluxe equal to the portion of your cash incentive award that you elected to apply to the acquisition of Units (“Base Amount”) plus any earned but unpaid dividend equivalents thereon payable in shares of Common Stock, cash, or a combination of the two in the discretion of the Committee (less any applicable tax withholding), made as expeditiously as practicable, but not more than 75 days, following the date of termination. If you voluntarily resign or are terminated for Cause prior to the Expiration Date, you will receive a payment from Deluxe payable in shares of Common Stock, cash, or a combination of the two in the discretion of the Committee equal to the lesser of (a) the Base Amount or (b) an amount equal to the number of Units attributable to the Base Amount as of the issue date multiplied by the closing price of the Common Stock on the effective date of your resignation or termination for Cause, which payment (less any applicable tax withholding) will be made as expeditiously as practicable, but not more than 75 days, following the effective date of your resignation.

In order to satisfy the requirements of Section 409A of the Internal Revenue Code and the IRS regulations thereunder (“Section 409A”), the following provisions will apply. If your employment is terminated prior to the Expiration Date, but the termination does not constitute a “separation from service” as defined in Section 409A, then you will have the right to receive the payment described in the preceding paragraph, but the payment will be deferred until the earliest of the date on which you incur a separation from service as defined in Section 409A, the Expiration Date, or the date on which a change in control event occurs as defined in Section 409A (as described below). This could occur if, for example, your employment is terminated but you are retained as a consultant or independent contractor to provide services to Deluxe or an Affiliate at a rate which is at least 50% of the rate at which you were providing services as an employee. It is also possible that you may incur a separation from service as defined in Section 409A even though your employment has not been terminated, for example if you become a part-time employee and are providing services at a rate that is less than 50% of the rate at which you provided services as a full-time employee. If this were to occur, you would receive a payment as described in the preceding paragraph calculated as if your employment had been terminated by Deluxe without Cause. The provisions of this paragraph shall also apply to the issuance of shares to which you are entitled upon your Approved Retirement as provided in the next paragraph if your Approved Retirement does not constitute a separation from service.

Prior to the Expiration Date, all restrictions applicable to the Units shall lapse and the Units shall vest fully and the shares of Common Stock represented thereby will be issued to you or your heirs, executors, administrators, estate or representatives, as applicable as expeditiously as practicable, but not more than 75 days, after your death, Disability or Approved Retirement (as such terms are defined in the Addendum).

Prior to the Expiration Date, all restrictions applicable to the Units shall lapse and the Units shall vest fully and the shares of Common Stock represented thereby will be issued to you, subject to the limitations provided herein, if there shall occur a Change of Control (as hereinafter defined) of Deluxe. Such issuance shall be made as expeditiously as practicable, but not more than 75 days, following the Change of Control, subject to the following. If the Change of Control does not constitute a “change in control event” as defined in Section 409A, then your right to receive shares of Common Stock described above will become fully vested, but issuance of the shares shall not occur until the earliest of the date on which you incur a separation from service as defined in Section 409A, the Expiration Date, the date of your Disability or the date on which a change in control event as defined in Section 409A occurs. If as a result of the Change of Control shares of Common Stock are converted into another form of property, such as stock of a company with which Deluxe is merged, or into the right to a cash payment, then in lieu of the shares of Common Stock you will receive the cash or other property that you would have received had you owned the shares of Common Stock immediately prior to the Change of Control.

Notwithstanding any other provision of this Agreement, if you are a “specified employee” as defined in Section 409A at the time any amount would otherwise become payable to you by reason of a separation from service as defined in Section 409A (including any shares of Common Stock that become issuable upon an Approved Retirement, or upon the occurrence of a Change of Control, but the issuance of which is deferred until a separation from service because the Change of Control did not constitute a change in control event), such payment shall not occur until the first business day that is more than six months following the date of such separation from service (or, if earlier, the date of your death). In general, “specified employees” are the 50 most highly compensated officers and policy making personnel of Deluxe and its Affiliates.

5.Forfeiture. The awards granted under this Agreement shall be subject to the recoupment provisions of the Annual Incentive Plan as well as the LTIP, and any recoupment policy dealing with recoupment of awards, which are incorporated into this Agreement by reference.

6.Delivery of Shares of Common Stock. Subject to Section 5, after any Units vest pursuant to Section 2 or Section 4, as applicable, Deluxe shall, as soon as practicable (but no later than 75 days after the applicable vesting date) cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one share of Common Stock in payment and settlement of each vested Unit. Delivery of shares of Common Stock shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by Deluxe’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares of Common Stock to a brokerage account for your benefit, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in the LTIP, and shall be in complete satisfaction and settlement of such vested Units. Deluxe will pay any original issue or transfer taxes with respect to the issue and transfer of shares of Common Stock to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, Deluxe shall round the number of vested Units to the nearest whole Unit prior to issuance of shares of Common Stock as provided herein.

7.Rights. The Units subject to this award do not entitle you to any rights of a holder of Common Stock. You will not have any of the rights of a shareholder of Deluxe in connection with the grant of Units subject to this Agreement unless and until shares of Common Stock are issued to you upon settlement of the Units as provided in Section 2.

8.Income Taxes. You are liable for any federal and state income or other taxes applicable upon the distribution to you of any shares of Common Stock in settlement of vested Units or other payments under this Agreement, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the distribution of shares of Common Stock, you shall promptly pay to Deluxe the amount of all applicable taxes required by Deluxe to be withheld or collected upon the distribution of the shares of Common Stock in settlement of the vested Units, such amount to be paid in cash or in previously acquired shares of Deluxe common stock having a fair market value equal to the tax withholding amount. In the alternative, you may direct Deluxe to withhold from shares of Common Stock otherwise to be distributed the number of Deluxe shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld upon the distribution of the shares of Common Stock You acknowledge that no shares of Common Stock will be distributed to you unless and until you have satisfied any obligation for withholding taxes as provided in this Agreement.

9.Terms and Conditions. This Agreement and the award of Units and the issuance of shares of Common Stock hereunder are subject to and governed by the provisions of the LTIP and the Annual

Incentive Plan. In the event there are any inconsistencies between this Agreement and those plans, the provisions of the applicable plan shall govern, as it may be amended or interpreted at Deluxe’s discretion, to meet any applicable requirements of Section 409A of the Internal Revenue Code.

By your acceptance of this restricted stock unit award, you agree to all of the terms and conditions contained in this Agreement and in the LTIP and Annual Incentive Plan documents. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding the Units.

DELUXE CORPORATION

By: _______________________

ADDENDUM TO
RESTRICTED STOCK UNIT AWARD AGREEMENT

For the purposes hereof, the terms used herein shall have the following meanings:

“Approved Retirement” shall mean any voluntary termination of employment that occurs on or after the date on which the sum of your age and years of employment with Deluxe and/or its Affiliates equals at least seventy-five (75) and that is approved by the Compensation Committee of the Board.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Board” means the Board of Directors of the Company.

“Cause” shall mean:

(i)You have breached your obligations of confidentiality to Deluxe or any of its Affiliates;

(ii)You have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof;

(iii)You commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or any of its Affiliates;

(iv)You have had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs);

(v)You have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or any of its Affiliates or its or their businesses;
(vi)You have been convicted or have pleaded guilty or nolo contendere to a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates;
(vii)Your unlawful conduct or gross misconduct that is or is reasonably likely to be injurious to the business, finances or reputation of Deluxe; or

(viii)You are in default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)any Person becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 30% or more of the combined voting power of Deluxe’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in paragraph (iii) below; or

(ii)the individuals who at the date of your award election hereunder constitute the Board and any new director (other than a director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the

Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors at the date of your award election hereunder or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving Deluxe, regardless of whether Deluxe is the surviving corporation or (B) the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of Deluxe’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of Deluxe’s voting securities.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Disability” shall mean that you are suffering from a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and that as a result of such impairment either: (i) you have received disability benefits for a period of not less than three months under a long or short-term disability plan or policy (or both), and are eligible for benefits under the long-term disability plan of Deluxe or any Affiliate of which you are employed at the time of such disability; or (ii) in the event that your employer does not have a long-term disability plan in effect at such time, you are unable to engage in any substantial gainful activity.

“Person” shall have the meaning defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of Common Stock of Deluxe.

For all purposes of this Award Agreement “separation from service”, “specified employee”, and “change in control event” shall have the meanings set forth in Treasury Regulations §1.409A-1(h), §1.409A-1(i), and §1.409A-3(i)(5), respectively, without regard to any of the optional provisions set forth in such regulations, except that

(i)for purposes of Treas. Reg. §1.409A-1(h)(1)(ii), an employee shall be considered to have incurred a separation from service on the date on which it is reasonably anticipated that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months); and

(ii)for purposes of identifying specified employees the safe harbor definition of compensation contained in Treas. Reg. §1.415(c)-2(d)(4) (compensation required to be reported on Form W-2 plus elective deferrals) shall be used, and compensation paid to a nonresident alien that is not effectively connected with the conduct of a trade or business within the United States shall be excluded.